Exhibit 10.4

May 1, 2011

Eric Labiak

1348 Jacob Drive

Yardley, PA 19067

Dear Eric,

Congratulations on your promotion to the position of Chief Sales Officer for the Sales organization, reporting to Joe Cowan, President and Chief Executive Officer, effective May 1, 2011. The promotion details are described below.

Your new salary will be $225,000.00 per annum, paid semi-monthly at $9,375.00, less applicable deductions.

You will continue to earn commission on your current plan through the end of June. Starting July 1, 2011, you will be eligible to participate in the company’s bonus plan. Your targeted payout for your level is 50% of salary for an annual total target bonus of $112,500. Bonus achievement will be determined as follows:

1.	$84,375 of the targeted amount (75%) is based on achievement of sales metrics.

2.	$28,125 of the target amount (25%) is based on achievement of company performance metrics.

Further details regarding the sales and company performance metrics will be provided in a separate document. The actual bonus payout will depend on achievement of these metrics and will be pro-rated based on time in position.

Your participation in Online Resources’ Long Term Incentive (LTI) Program for 2011 will be a grant value of $132,917 (75% of your new base salary, pro-rated based on time in position at this level). Additional details will be outlined in plan documents and communicated at the time of the grant

As a valued member of the senior management team, you will be considered a “Named A Level Executive” for eligibility and determination of separation benefits as defined in our Company’s Severance Pay Policy, dated May 6, 2009.

As a condition of this change, completion of a new credit and criminal check may be required if you are moving into a more sensitive area.

Again, congratulations! If I can be of further assistance to you as you settle in to your new position, please let me know.

WWW.ORCC.COM	4795 Meadow Wood Lane, Suite 300, Chantilly, VA 20151 P: 703-653-3100 F: 703-653-3105

Sincerely,

Sheri Mullin

Vice President, Human Resources & Training

Accepted by:	Date:	8/1/11